Exhibit 5.1

Jonathan Harwell	John M. Brittingham	Barbara D. Holmes	Christopher A. Scharman
Lin S. Howard *	Susan V. Sidwell	Alix Coulter Cross	Tracy M. Lujan
Ernest E. Hyne II	John F. Blackwood	Kris Kemp	Jonathan Stanley
Craig V. Gabbert, Jr.	D. Alexander Fardon	J. Greg Giffen	Kenneth S. Byrd
Mark Manner	Michael R. Hill	Leslie B. Wilkinson, Jr.	W. Christopher Andrews
Glen Allen Civitts	Joseph Allen Kelly	Ryan D. Brown
Glenn B. Rose	David Cox	David P. Cañas
John N. Popham IV	Curtis Capeling	David Simcox	*Of Counsel

September 11, 2006
Private Business Inc.
9020 Overlook Boulevard, 3rd Floor
Brentwood, TN 37027
Dear Ladies and Gentlemen:
     We have acted as legal counsel to Private Business Inc., (the “Company”) in connection with the preparation of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (“Registration Statement”), relating to up to ___shares of the Company’s common stock, no par value (the “Shares”), to be sold by the Company.
     We have examined and are familiar with the Second Amended and Restated Charter, as amended and the By-Laws of the Company, as amended and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.
     Based on the foregoing it is our opinion that the Shares will, when sold, be legally issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading “Legal Matters” in the Prospectus.
Sincerely,

HARWELL HOWARD HYNE
GABBERT & MANNER, P.C.

315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238-1800
phone 615-256-0500 fax 615-251-1059 www.h3gm.com